Kaiser Aluminum Corporation Reports
First Quarter 2015 Financial Results

Highlights:

•	Net Sales $372 Million; Value Added Revenue $197 Million

•	Operating Loss of $459 Million Reflected the Removal of the Union VEBA’s Net Assets from the Balance Sheet

•	Adjusted EBITDA $46 Million; EBITDA Margin 23%

•	Record Shipments for Heat Treat Plate and Automotive Extrusions

•	Continued Benefits from Investments in Capacity, Capability, Quality, and Efficiency

•	Additional $100 Million Share Repurchase Authorization and 14% Increase in Quarterly Dividend

FOOTHILL RANCH, Calif., April 28, 2015 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced first quarter 2015 results, reporting a net loss of $292 million, or $16.85 loss per diluted share, reflecting a previously disclosed $308 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association (“Union VEBA”) from the Company’s consolidated balance sheet. For the first quarter 2014, net income and earnings per diluted share were $16 million and $0.85, respectively. Excluding the impact of non-run-rate items, adjusted net income was $18 million, or $1.01 per diluted share, for the first quarter 2015 compared to adjusted net income of $13 million, or $0.72 per diluted share, for the first quarter 2014.

Value added revenue for the first quarter 2015 increased 6%, or approximately $12 million, from the prior year first quarter to set a new record of $197 million. The Company’s investment in the Phase 5 heat treat plate capacity expansion and the new casting complex at its Spokane (Trentwood), Washington facility contributed to improved productivity and higher throughput to achieve record levels of shipments and value added revenue for heat treat plate. Additionally, the Company established new quarterly records for both shipments and value added revenue for automotive extrusions as new automotive programs, including programs supporting the Ford F-150 launch, continued to ramp up during the quarter.

Adjusted consolidated EBITDA was $46 million, or 23% of value added revenue, for the first quarter 2015, compared to $37 million, or 20% of value added revenue, for the prior year quarter. The $9 million increase primarily reflected higher volume for aerospace and automotive applications and improved manufacturing cost efficiencies compared to the prior year quarter. Normal first quarter “front-loaded” annual benefits costs were comparable to costs incurred in the first quarter 2014. Lower major maintenance expense during the quarter due to the timing of maintenance projects was offset by costs associated with signing bonuses related to the new collective bargaining agreements and additional freight costs related to the West Coast port gridlock that extended into early 2015.

Summary

“Building upon the advances we made in our operational and commercial platform in 2014, we established shipment records for heat treat plate and automotive extrusion applications as we continued to benefit from investments we made in recent years to increase capacity and improve manufacturing cost efficiency,” said Jack A. Hockema, President, CEO and Chairman. “Despite expected inefficiencies during the ramp-up of several new automotive extrusion programs in the quarter, our underlying manufacturing cost efficiency was solid as we continue to improve performance at Trentwood and Kalamazoo," said Mr. Hockema.

“As previously announced, our Board authorized an additional $100 million for share repurchases, which followed the 14% increase in our quarterly dividend announced in January 2015, further underscoring confidence in our business outlook. Including the amount available under the previous authorization, as of April 27, 2015 the total available for future share repurchases under the program was $134 million. We are well positioned for further growth from our existing platform, and with strong operating cash flow we will continue to emphasize returning excess cash to shareholders through share repurchases while continuing to maintain financial strength and flexibility to pursue organic and inorganic value-creating opportunities,” stated Mr. Hockema.

First Quarter 2015 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly
	1Q15	4Q14	3Q14	2Q14	1Q14

Shipments (millions of lbs)	158	141	144	152	152

Net sales	$372	$338	$339	$344	$335
Less hedged cost of alloyed metal	$(175)	$(161)	$(159)	$(155)	$(150)
Value added revenue	$197	$178	$180	$190	$186

Realized price per pound ($/lb)
Net sales	$2.35	$2.40	$2.35	$2.27	$2.21
Less hedged cost of alloyed metal	$(1.10)	$(1.14)	$(1.10)	$(1.02)	$(0.99)
Value added revenue	$1.25	$1.26	$1.25	$1.25	$1.22

Adjusted[1]
Operating income	$38	$30	$33	$39	$29
EBITDA[2]	$46	$39	$41	$46	$37
EBITDA margin[3]	23.3%	21.7%	22.7%	24.4%	19.7%
Net income	$18	$16	$15	$19	$13
EPS, diluted[4]	$1.01	$0.85	$0.79	$1.05	$0.72

As reported
Operating (loss) income	$(459)	$27	$33	$46	$32
Net (loss) income	$(292)	$16	$16	$25	$16
EPS, diluted[4]	$(16.85)	$0.85	$0.85	$1.33	$0.85

1    Adjusted numbers exclude non-run-rate items.
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
4    Diluted shares for EPS calculated using treasury method.
*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Consolidated operating income excluding the impact of non-run-rate items was $38 million in the first quarter 2015, compared to the prior year quarter of $29 million, reflecting the impact of higher volume, improving manufacturing cost efficiencies, lower major maintenance expense, and incremental costs related to signing bonuses associated with the new labor agreements and freight re-routing. Consolidated operating income as reported in the first quarter 2015 included approximately $497 million of non-run-rate losses, primarily associated with the removal of the Union VEBA assets and associated liabilities. Consolidated operating income in the first quarter 2014 included approximately $3 million of non-run-rate gains.

Cash Flow and Balance Sheet

During the quarter, in addition to funding normal business operations, we returned $35 million to shareholders through quarterly dividends and share repurchases. Additional uses of cash during the quarter included the annual variable contributions to the Union VEBA and Salaried VEBA totaling $14 million and capital expenditures of approximately $11 million during the quarter. The Company estimates capital spending for the year will range from $50 million to $60 million as it continues to invest in capacity expansions, particularly for automotive extrusions and heat treat plate, continuous improvement initiatives focused on manufacturing cost efficiencies and product quality, and sustaining capital investments to maintain its manufacturing platform in peak operating condition. Total cash and cash equivalents and short-term investments were approximately $251 million at March 31, 2015. The Company had no borrowings under its Revolving Credit Facility.

In addition, the conversion value of the Company's 4.5% Cash Convertible Senior Notes was determined during the first quarter, resulting in a total cash payment amount to settle the Convertible Notes on April 1, 2015 of $274 million, which was comprised of a final coupon payment of $4 million, principal repayment of $175 million, and a conversion premium of $95 million. The conversion premium was fully funded with proceeds received from the settlement of option assets.

As previously disclosed, as a result of the definitive expiration of the Company's obligation to make annual variable contributions to the Union VEBA for any period after September 2017, the Company has removed from its consolidated balance sheet the Union VEBA’s net plan assets, as well as related deferred tax liabilities and accumulated other comprehensive income amounts. Additionally, the Company recorded a liability of $45 million for the quarter ended March 31, 2015 to reflect the estimated aggregate annual variable contributions that could be made to the Union VEBA through September 2017.

Outlook

“Overall, our outlook for 2015 is unchanged," said Mr. Hockema. "We remain optimistic as we look forward to strong demand growth for our aerospace and automotive applications and further improvement in underlying manufacturing cost efficiencies as we continue to capitalize on the Phase 5 capacity expansion and new casting complex at our Trentwood facility along with investments made in our Kalamazoo (Michigan), London (Ontario), Bellwood (Virginia), and Sherman (Texas) facilities to support further growth in automotive extrusions. In addition, we anticipate an improving pricing environment for spot market sales of heat treat plate products as the aerospace supply chain inventory overhang continues to abate,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, April 29, 2015, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 504-7963, and accessed internationally at (719) 325-2463. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments, as well as its ability to participate in anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates; (b) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (c) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (d) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (e) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (f) unfavorable changes in laws or regulations that impact the Company’s operations and results; (g) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2014. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:	Public Relations Contact:
Melinda C. Ellsworth	Dave Quast
Kaiser Aluminum Corporation	FTI Consulting
(949) 614-1757	(213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended
	March 31,
	2015	2014
	(In millions of dollars, except share and per share amounts)
Net sales	$371.7	$335.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	302.3	282.9
Unrealized losses (gains) on derivative instruments	4.5	(2.0)
Depreciation and amortization	8.0	7.4
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	22.7	20.3
Net periodic postretirement benefit cost (income) relating to VEBAs	0.6	(5.6)
Loss on removal of Union VEBA net assets	492.2	—
Total selling, general, administrative, research and development	515.5	14.7
Total costs and expenses	830.3	303.0
Operating (loss) income	(458.6)	32.1
Other (expense) income:
Interest expense	(9.8)	(8.8)
Other income, net	0.4	1.9
(Loss) income before income taxes	(468.0)	25.2
Income tax benefit (provision)	175.8	(9.4)
Net (loss) income	$(292.2)	$15.8

Net (loss) income per common share:
Basic	$(16.85)	$0.88
Diluted[2]	$(16.85)	$0.85
Weighted-average number of common shares outstanding (in thousands):
Basic	17,344	17,921
Diluted[2]	17,344	18,514

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2015 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	March 31, 2015	December 31, 2014
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$220.9	$177.7
Short-term investments	30.0	114.0
Receivables:
Trade receivables – net	149.7	129.3
Other	8.8	10.9
Inventories	218.0	214.7
Prepaid expenses and other current assets	195.8	178.6
Total current assets	823.2	825.2
Property, plant and equipment – net	458.1	454.9
Net assets of Union VEBA	—	340.1
Deferred tax assets – net (including deferred tax liability relating to the Union VEBA of $0.0 and $127.0 at March 31, 2015 and December 31, 2014, respectively)	161.7	30.9
Intangible assets – net	31.7	32.1
Goodwill	37.2	37.2
Other assets	23.0	23.3
Total	$1,534.9	$1,743.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83.1	$81.4
Accrued salaries, wages and related expenses	33.6	39.6
Other accrued liabilities	157.2	132.8
Current portion of long-term debt	175.0	172.5
Short-term capital leases	—	0.1
Total current liabilities	448.9	426.4
Net liabilities of Salaried VEBA	16.8	17.2
Deferred tax liabilities	0.8	0.9
Long-term liabilities	89.1	58.3
Long-term debt	225.0	225.0
Total liabilities	780.6	727.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2015 and December 31, 2014; no shares were issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2015 and at December 31, 2014; 21,265,315 shares issued and 17,270,143 shares outstanding at March 31, 2015; 21,197,164 shares issued and 17,607,251 shares outstanding at December 31, 2014	0.2	0.2
Additional paid in capital	1,029.1	1,028.5
(Accumulated deficit) retained earnings	(18.7)	280.4
Treasury stock, at cost, 3,995,172 shares at March 31, 2015 and 3,589,913 shares at December 31, 2014, respectively	(227.1)	(197.1)
Accumulated other comprehensive loss	(29.2)	(96.1)
Total stockholders’ equity	754.3	1,015.9
Total	$1,534.9	$1,743.7

1     Please refer to Form 10-Q for the quarter ended March 31, 2015 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarterly
	1Q15	4Q14	3Q14	2Q14	1Q14

GAAP operating income	$(458.6)	$26.8	$32.6	$46.4	$32.1
Mark-to-market losses (gains)	4.5	10.4	3.5	(1.5)	(2.0)
Other operating NRR income items[1,2]	492.0	(6.8)	(3.2)	(6.4)	(1.0)
Operating income, excluding operating NRR items	37.9	30.4	32.9	38.5	29.1
Depreciation and amortization	8.0	8.0	8.0	7.7	7.4
Adjusted EBITDA[3]	$45.9	$38.5	$40.9	$46.2	$36.5

GAAP net income	$(292.2)	$15.6	$15.9	$24.5	$15.8
Operating NRR items	496.5	3.6	0.3	(7.9)	(3.0)
Non-operating NRR items[4]	—	—	(2.2)	(0.5)	(0.9)
Tax impact of above NRR items	(184.5)	(1.3)	0.6	3.2	1.4
NRR tax benefit	(1.5)	(2.4)	—	—	—
Adjusted net income	$18.3	$15.5	$14.6	$19.3	$13.3

GAAP earnings per diluted share[5]	$(16.85)	$0.85	$0.85	$1.33	$0.85
Adjusted earnings per diluted share[5]	$1.01	$0.85	$0.79	$1.05	$0.72

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income)
related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation cost (benefit) due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating NRR items, plus depreciation and amortization.

4    Non-operating NRR items do not contribute to GAAP operating income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.

Totals may not sum due to rounding.